USF&G MEMORANDUM

TO:      Gary C. Dunton
FROM:    Norman P. Blake, Jr.
DATE:    October 14, 1997
RE:      Agreement and General Release

         This memorandum will confirm our agreement concerning your separation from employment with USF&G. We hope that your separation can occur as smoothly as possible and on an amicable basis, and this memorandum will describe the terms we are prepared to offer in order to accomplish the above objectives.

         1. Our records will reflect that your employment with USF&G will terminate effective October 15, 1997, your last day of employment. From the date of this Agreement until October 15, 1997, you shall continue with your present assignment and assist with an orderly transition of your duties to Kim Rich. Of course, during this period, you must abide by all standard policies and procedures of USF&G including, but not limited to, USF&G's Code of Conduct. Thereafter, and until December 31, 1998 or such time as you begin new employment, you shall be available to consult with USF&G on such matters as shall be required from time to time. You agree to notify us, in writing, as soon as you have obtained new employment.

         2. Provided that you have complied with all terms of this Agreement, on or about your last day of employment, or otherwise as indicated below, USF&G shall provide you with the following severance payments:

                           a. From October 15, 1997 until December 31, 1998, you
                  shall receive, on a bi-weekly basis, an amount equal to your present bi-weekly base salary;

                           b. Health and dental insurance for 60 days after your
                  last day of employment at the applicable employee rate to the extent permitted by law and consistent with the terms and conditions of the applicable benefit plans, as if you were still employed. Thereafter, you may continue your health and dental benefits in accordance with COBRA. Should you elect to continue these benefits under COBRA, you shall only be required to pay the applicable employee rate for such benefits until the earlier of December 31, 1998, or the date you begin new employment. After the date you have begun new employment or in the event you have not secured other employment by December 31, 1998, you nevertheless will be able to continue the balance of COBRA continuation, but at the full COBRA rate;

                           c. USF&G will arrange for you to apply for a personal
                  disability insurance policy comparable to the current USF&G Long Term Disability policy. Under this arrangement, you will pay the required premiums, on a quarterly basis, and USF&G will reimburse you, on a grossed-up basis, for such payment(s). USF&G's reimbursement to you for such disability insurance payment(s) shall end on the earlier of December 31, 1998, or the date you begin new employment;

                           d. Your automobile allowance, physical examination
                  reimbursement, and personal financial planning and tax preparation benefits will continue until the earlier of December 31, 1998, or the date you begin new employment;

                           e. An amount equal to $18,465.00 to compensate you
                  for 401(K) company contributions which you are forfeiting. Payment of this amount will be made on or before December 31, 1997;

                           f. Subject to adjustments as set forth below, an
                  amount equal to what you would have received under the MIP and LTIP Plans for the 1997 calendar year and 1995-1997 plan cycle, respectively, had your employment continued, based upon the target amounts for grade 23, the actual bonus pool, and the cumulative operating results of USF&G. Such amounts shall be prorated based on the period January 1 through October 15, 1997 (with respect to the 1997 MIP Plan), and based on the period January 1, 1995 through October 15, 1997 (with respect to the LTIP Plan). Payment of severance amounts which are based on the LTIP Plan shall be converted on an equivalent basis into cash based on LTIP stock valuation on the grant date. Payment of such severance amounts will be made in equal monthly installments, plus simple interest of 7% of the undistributed balance, beginning on bonus day 1998, and ending December 31, 1998. In all other respects, the amount, time and other terms of such severance payments shall correspond to the terms and conditions of the MIP and LTIP bonus plans in effect;

                           g. Effective March 31, 1998, USF&G will provide you
                  with a 90 day window (ending June 30, 1998) in which you can receive the cash value of 10,000 stock options with an exercise price of $13.63 per share, 14,965 stock options with an exercise price of $14.56 per share, and 7,800 stock options with an exercise price of $22.50 per share, which is equivalent to your stock options previously granted which would have vested in the ordinary course in March 1998. To calculate the value of this severance amount, we will compare the exercise prices of these options with the USF&G common stock closing share price on your "designation date." To engage your designation date, you must deliver a written notice of designation to the Corporate Secretary by the close of regular business on any business day you choose during this 90 day period; the date you deliver such notice will be deemed your designation date;

                           h. The USF&G Executive Split Dollar Plan Agreement
                  between you and USF&G will remain in effect until December 22, 1997, at which time you will have attained 5 years of participation and will be 25% vested in the cash value of the policy. As of December 22, 1997, pursuant to the terms of the Split Dollar Agreement, you will no longer be entitled to participate in the Split Dollar Plan. USF&G will arrange for you to apply for a personal term life insurance policy which, when combined with the death benefits payable under the Split Dollar Plan, will provide a net death benefit amount comparable to the amount you would have received under the Split Dollar Plan as of December 22, 1997. Under this arrangement, you will pay the required premiums, on a quarterly basis, and USF&G will reimburse you, on a grossed-up basis, for such payments. USF&G shall only reimburse you for such term life insurance payments(s) for coverage beginning December 22, 1997 (provide that, prior to this date, you have not begun new employment); in any event, such reimbursement shall end on the earlier of December 31, 1998, or the date you begin new employment;

                           i. USF&G, through its relocation vendor, agrees to
                  direct an offer to purchase your current Katesford Road residence, in the amount of $850,475.69. USF&G shall pay the customary amounts for brokerage commissions and closing costs (including transfer and recordation taxes to the extent customarily paid by the seller) and customary adjustments will be made at closing for proration of real estate taxes and homeowner's association assessments. This directed offer will be made consistent with USF&G's policies regarding such matters (as modified by this paragraph), including, but not limited to, its policies requiring you to maintain the condition of your residence, keep it fully insured, and assist in selling efforts in all respects. This directed offer will occur at a time reasonably satisfactory to you on or before December 31, 1998; provided, however, if you fail to notify USF&G within such time frame of your desire for such offer, this provision 2(i) shall terminate and be of no further effect. USF&G's obligation hereunder to make this directed offer will not apply if, prior to USF&G's directed offer being implemented, you accept a new employment opportunity from an employer that either offers or customarily provides to new executive hires a similar directed offer program or some other method (such as an enhanced hiring bonus) to cover any loss on sale of your residence. In addition, if a directed offer is made and you subsequently accept a new employment opportunity from an employer which either offers or customarily provides to new executive hires a similar program or a sign-on bonus to cover loss on sale, then you agree to remit any amount or participate in such program, as the case may be; and

                           j. Individual Executive outplacement service, subject
                  to the approval of the Executive Vice President Human Resources, to begin immediately.

         3. You also will be eligible for the following other payments:

                           a. In accordance with the Executive Deferred Bonus
                  Payment Plan, in February 1998, you will receive your deferred MIP bonuses totaling $220,500.00 (plus interest accrued and vested under the terms of the deferred compensation plan), paid in a lump sum; and

                           b. Any USF&G stock options which are vested as of
                  October 15, 1997 must e exercised on or prior to January 13, 1998; otherwise, such unexercised options shall be canceled. Naturally, you will be permitted to participate in USF&G's cashless stock options exercise program, to the same extent as other USF&G employees.

         4. The severance payments provided in paragraph 2, above, and the other payments provided in paragraph 3, above, shall be subject to deductions for applicable taxes and withholdings, and for amounts owed by you to USF&G. Where a payment is being made subject to being grossed-up, the gross-up percentage shall be 53.16%

         5. Attached hereto is a document entitled "Pay and Benefit Procedures Upon Separation." Except as provided for above or in the attached document, you will be entitled to no other or further compensation, remuneration, MIP, LTIP, or other bonuses, payments or benefits of any kind. The parties recognize that you are vested in USF&G's pension plan, and therefore are entitled to no annuity or other similar payments intended to provide or supplement retirement benefits. The parties also understand and agree that the severance payments provided under paragraph 2 and its sub parts will not count toward pensionable earnings. Nothing in this paragraph is intended to divest you of any retirement benefit or stock options in which you have a vested right, nor is it intended to affect any rights and entitlements you have to health insurance continuation under COBRA. You further acknowledge that the benefits provided in this Agreement exceed the benefits you would normally receive and that those extra benefits are provided by USF&G in exchange for your signing this Agreement.

         6. Naturally, there are some things that we expect from you:

                           a. You agree to return, on or before October 15,
                  1997, all of USF&G's property including, but not limited to, all correspondence, drawings, blue prints, manuals, letters, notes, notebooks, reports, flow-charts, programs, proposals, and any other documents concerning USF&G's customers, products, agents, accounts, software or processes, including any copies of such property;

                           b. You agree to submit, by October 15, 1997, any
                  expense account reports. Your ordinary and necessary reasonable business expenses incurred prior to your last day of employment will be paid by USF&G, in accordance with USF&G's expense reimbursement policies, upon submission by you of proper documentation;

                           c. You agree to keep confidential any trade secret
                  and any business, proprietary, confidential, or copyrighted information of USF&G or its Licensors which you acquired in connection with your employment, and otherwise agree to comply with the USF&G Information Resources Use, Nondisclosure and Ownership Agreement (copy attached). This is intended to cover any information of a nature not normally disclosed by USF&G to the general public;

                           d. You agree not to communicate any adverse or
                  derogatory information concerning USF&G, including its directors, officers, employees, or agents, to any persons, corporations, or other entities; and

                           e. You agree to cooperate with USF&G in any matters
                  relating to any claim, administrative hearing, suit, or other administrative or judicial hearings, including, if requested by USF&G, providing information for interrogatories, testifying in depositions, court or administrative hearings and providing such other information and assistance as USF&G may from time to time request. USF&G shall pay all reasonable out-of-pocket costs which may be incurred by you in carrying out your obligations hereunder.

         7. In keeping with our mutual intention to allow for an amicable separation, and to resolve any and all outstanding issues relating to your employment, it is agreed that you hereby release USF&G, its directors, officers, employees, agents, and all related or affiliated persons or entities of and from any and all liability, claims, causes, demands, obligations, severance payments (including but not limited to any rights in any executive severance plans), attorneys fees, actions, contracts, torts, promises, damages, and rights which you have or may have arising out of or related to your employment, including the termination of your employment. This waiver and release includes all rights and obligations under any federal, state, or local laws pertaining to employment, including all employment discrimination laws, such as the Age Discrimination in Employment Act ("ADEA"). Subject to applicable law, you agree that you have not filed, and will not file, any complaints or charges against USF&G or its directors, officers, employees or agents, with any administrative agency or court. Obviously, nothing in this paragraph will affect the ability of either party to enforce rights or entitlements specifically provided for under this Agreement, and nothing in this paragraph affects any rights or claims under the ADEA that may arise after the date this Agreement is executed.

         8. The parties recognize and agree that this Agreement shall not be in any way construed as an admission by USF&G or its directors, officers, employees, or agents of any liability, wrongdoing, discrimination, fault, or breach, the same being specifically denied.

         9. You agree that during your period of employment and continuing through December 31, 1998, you shall not, without the prior written consent of the Chief Executive Officer of USF&G, directly or indirectly solicit for employment or hire, or cause to be solicited or hired, any current USF&G employee. You further agree that during your period of employment and continuing through December 31, 1999, you will not solicit or initiate the solicitation of current agents or accounts of USF&G unless and to the extent your new employer has existing business agreements with such agent or account, and in no event will you solicit or cause any such USF&G agents or accounts of USF&G to transfer any USF&G business to your new employer. You also agree that, during these periods, if a USF&G employee or agent contacts you to inquire about prospective employment, appointment, or transfer of accounts, you will inform the employee or agent that you cannot discuss the matter further without informing USF&G. In the event of your breach of any of the provisions of this paragraph, you agree that: a. you will immediately cease receiving any further payments or perquisites under this Agreement; and b. you will promptly return any severance payments based upon the MIP or LTIP Plans made to you under this Agreement. The parties recognize that damages in the event of breach of this paragraph would be difficult, if not impossible to determine, and it therefore is agreed that USF&G shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. Nothing in the preceding sentence is intended to limit in any way any other rights or remedies USF&G may have regarding such a breach.

         10. Please read the above provisions carefully. Feel free to consult with family members or counsel, if you believe that is appropriate. In accordance with current legal requirements under the Older Workers' Benefit Protection Act, we will hold this offer open for twenty-one (21) days from the date of this memorandum, although we would hope to conclude this matter as quickly as possible. In addition, you may revoke this Agreement any time within seven (7) days after it is signed by you. Any revocation must be in writing and delivered to us within seven (7) days in order to be effective.

         11. If our offer is acceptable, please sign below and return this Agreement or a copy to me. Your signature will confirm that you are entering into this Agreement voluntarily and with the full understanding of all the above terms, and that you are not relying upon any representations, statements or agreements of USF&G as a basis for entering into this Agreement except for those expressly set forth in this Agreement. In addition, once signed, this Agreement will set forth the entire agreement between USF&G and you. It will supersede any previous agreements or discussions concerning your employment or the termination thereof, including, without limitation, the term sheet dated September 10, 1997, initialed by you and John MacColl. No changes in this Agreement will be valid unless in writing and signed by both parties. Any need for interpretation or enforcement of this Agreement will be in accordance with Maryland law. Any disputes relating to this Agreement, its enforceability, or any other disputes between the parties shall be decided solely by final and binding arbitration held in the jurisdiction where the branch office of USF&G is located which is nearest to your principal address. The arbitration shall be conducted by JAMS/ENDISPUTE, Inc. in accordance with its Arbitration Rules and Procedures then in effect. The arbitrator will be chosen from JAMS/ENDISPUTE's panel of retired judges. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.




AGREED and ACCEPTED:

UNITED STATES FIDELITY AND                  EMPLOYEE
GUARANTY COMPANY


By:      __________________________         __________________________
         NORMAN P. BLAKE, JR.                        GARY C. DUNTON
         Chief Executive Officer

         --------------------------         --------------------------
         Witness                                     Witness

         --------------------------         --------------------------
         Date                                                 Date

                   PAY AND BENEFIT PROCEDURES UPON SEPARATION


         Outlined below are some specifics on the benefits and some special procedures that may apply to you. Please understand that this is only a summary, and this summary does not replace the official company plan documents, which govern all rights and benefits. In addition, this summary is not part of the official company plan documents, and if there is any conflict between this summary and a plan document, the plan document will control. Since there may be occasions when USF&G must change the benefits described in this summary, USF&G reserves the right to add to, delete, or amend any policies or benefits at any time without prior notice.

I.       COMPENSATION AND SEVERANCE

         A.       PAY

                  You will be paid through your last day of employment. You will also be paid for any unused vacation days, floating holidays, and personal days. The Company will pay severance benefits as outlined in your Severance Agreement and General Release.

         B.       STOCK OPTIONS

                  Under USF&G's Stock Option Plan, you are entitled to exercise your options on USF&G stock options granted to you which have vested on or before your last day of employment. You must, however, exercise such options within 90 days of your last day of employment, unless you retire, in which case you have up to one year from your last day of employment to exercise such options. Options not vested on or prior to your last date of employment are automatically canceled. To exercise your option, or to obtain further information, contact Jack Hoffen at (410) 205-6329.

II.      BENEFITS

         A. ACCIDENTAL DEATH AND DISMEMBERMENT PLAN and BUSINESS TRAVEL ACCIDENT PLAN

                  Coverage under these Plans will cease on your last day of employment.

         B.       CAPITAL ACCUMULATION PLAN (CAP)

                  Your participation (if any) in the Capital Accumulation Plan will end on your last day of employment. Within a few weeks, CAP Direct will send you a letter describing your distribution options under the plan. If you do not respond, and your vested account balance is $3,500 or less, you will automatically receive a taxable distribution of your balance within 3 months of CAP Direct being notified of termination. If you do not respond, and your vested balance is greater than $3,500, your balance will remain in the plan until you are 65 years old.

                  If you wish to apply for your final distribution prior to receiving the mailing from CAP Direct, you should call CAP Direct (1-800-258-9212) for the final distribution information and elections. You will then be directed to key your social security number and PIN #.

                  If you have an outstanding loan balance, the loan will become taxable unless you repay it. For information on repaying your loan, call CAP Direct (1-800-258-9212).

         C.       EMPLOYEE PERSONAL INSURANCE PROGRAM

                  If you are participating in the Employee Personal Insurance Program, any personal policy, including Auto and Homeowners, will be continued until the policy expiration date, provided that all outstanding premiums are paid within 30 days of your last day of employment.

                  After the expiration date of the policy, you will no longer be eligible for the employee discount. Assuming you are otherwise eligible, any USF&G independent agent can make arrangements to renew coverage.

                  Retirees continue to be eligible for the Program and upon separation should arrange for renewal.

                  If you have an individual Life Policy, you may continue the policy by changing to a premium-paying method other than payroll deduction -- i.e., pre-authorized monthly check, monthly, quarterly, semi-annual, or annual payments -- subject to minimum premium requirements and payment of full annual rate.

         D.       EMPLOYEE SAVINGS BOND PROGRAM

                  If you are currently enrolled in the USF&G Employee Savings Bond Program, upon separation, you will receive the cash value in the account or a bond if there is enough money in the account.

         E.       FLEXIBLE SPENDING ACCOUNTS (FSA)

                  If you are enrolled in the health care spending account or the dependent day care spending account, deductions from your pay for these accounts will terminate on the last day of your employment. You may continue to submit claims for up to 60 days from your last day of employment for expenses incurred on or before your last day of employment. Claims incurred after this date are not reimbursable unless you pay the remaining balance of your goal amount as described below.

                  If you wish to have your health care flexible spending account available for reimbursement for the remainder of the year, you may elect to continue to pay, on an after tax basis, your elected contribution under the "Continuation Coverage" provision of the Plan (also known as COBRA Coverage). Electing COBRA coverage keeps you active in the plan for the remainder of the calendar year and allows you to submit claims for eligible expenses incurred at any time during the year, beginning with the effective date of your coverage under the plan, provided you pay the required premium. Further information may be obtained by calling Desmond Cliett of Corporate Human Resources at 410-578-2309.

                  The IRS requires any funds left in the accounts after the last date for which claims can be submitted to be forfeited.

                  If you need to file a reimbursement claim, please complete form HMRE 0500 for Health Care or HMRE 0499 for Dependent Day Care and submit to the address on the form. If you should have further questions, please contact the administrator directly at 1-800-274-0329.

         F.       LEGAL SERVICES

                  Your coverage under this plan ends on your last day of employment.

         G.       LIFE INSURANCE PLANS

                   Coverages under the Core Life Insurance Plan (Basic Life and Life Plus) will end on your last day of employment.

                  You may be converted to an individual policy with CIGNA by completing a Conversion Application within 31 days of your termination date and including the first premium with your application. Contact your Human Resources Generalist, or the Home Office Benefits Department to obtain a Conversion Application (HMRE 0465).

                  If you are participating in the Group Universal Life Plan
                  (GULP) and want to continue coverage, you must contact CIGNA directly at 1-800-828-3485 (Pennsylvania residents call 1-800-635-3485).




         H.       SHORT-TERM DISABILITY PLAN

                  Coverage under the Short-Term Disability Plan will end on your last day of employment. If you are receiving benefits under the Plan at the time of separation, benefits will continue until the earlier of:

                            1)  The date the disability ceases;

                            2) the date which marks the end of the normal recovery time for the disability, as determined pursuant to generally accepted medical practices;

                            3) the date you refuse to undergo medically necessary treatment or a required medical evaluation;

                            4) the date you or your physician does not provide required medical or other information; or

                            5)  The completion of the maximum benefit period.

         I.       LONG-TERM DISABILITY PLAN

                  Coverage under the Long-Term Disability Plan will end on your last day of employment, unless on that date you are disabled due to illness or injury. If you remain continuously disabled, upon completion of the 180-day elimination period, you may file for Long-Term Disability benefits.

                  If you are receiving Long-Term Disability benefits as of your last day of employment or subsequently become eligible after completion of an elimination period which began on or before that date, you will receive Long-Term Disability benefits:

                            1)  Until the disability ceases, or

                            2)  The completion of the Maximum Disability Period.

         J.       LONG TERM CARE

                  You may continue your Long-Term care coverage by paying premiums directly to Aetna. For information about continuing your coverage, call 1-800-537-8521.




         K.       MEDICAL/HMO (IF OFFERED)/DENTAL PLANS

                  Unless otherwise agreed or retire directly from active service, coverage you are receiving under the Plans at the date of termination will continue up to 60 consecutive days after your last day of employment, at the current active employee contributory rate, provided you pay the premium. Following is the total cost of this extension for you based on the coverage you have elected for yourself and any covered dependents:

                                    1)   Medical/HMO:         $323.78
                                    2)   Dental:              $48.62

                  Attached is a Continuation of Benefits Election Form which must be completed and returned with your signed separation agreement. This will allow USF&G to automatically deduct the above stated premiums from your lump sum severance check for your continuation of coverage.

                  If you elect to continue your benefits for the 60 day extension period, you may thereafter continue your coverage under the COBRA provisions of the plan. Under COBRA you will pay the full cost of the plan (Company plus employee contributions), plus a 2% administration charge, for an additional 18 months following the 60 day extension. COBRA continuation for employees and dependents generally will cease on the earliest of the following dates:

                     - 18 months from the date the 60 day extension period ends,

                     - the date a covered person becomes covered under another
                       group health plan, if the new group health plan does contain a limitation regarding pre-existing conditions,

                     - the date the covered person becomes entitled to Medicare,

                     - the date the plan terminates, or

                     - the date you fail to pay any required contributions.

                  Please take note:

                  If you elect not to have these premiums for the 60 day extension of benefits automatically deducted

                                                   or

                  If you fail to return the Continuation of Benefits form with your signed separation agreement,

                  your option to extend your benefits at the current active employee contributory rate for the 60 day period will be permanently waived. If you waive your extension period, you may only continue your coverage under the COBRA continuation coverage provisions of the plan. Under COBRA, you will pay the full cost (Company plus employee), plus a 2% administration charge, for up to 18 MONTHS FOLLOWING YOUR TERMINATION DATE FROM USF&G.

                  If COBRA continuation coverage is elected, approximately 60 days prior to the termination of the 18 month COBRA extension period, you will receive conversion information from CIGNA for the Medical Coverage. There is no conversion under the Dental Plan.

         L.       PENSION PLAN

                  Consistent with the existing Plan, a vested employee is eligible for an accrued benefit from the Company's Pension Plan at age 65, or at any time after age 55, if he or she has 10 years of service under the Plan.

         M.       PERSONAL FINANCIAL PLANNING

                  Any services you have elected under this plan will remain in effect until the end of the calendar year, and you will be billed for any balance due.

         N.       SCHOLARSHIP PROGRAMS

                  Dependent children currently receiving monies through the National Merit Scholarship Program or the USF&G Foundation Scholarship Program will continue to receive their scholarship awards as long as they maintain their grade averages and send in transcripts as required by the Programs.

         O.       TUITION REFUND

                  If a previously approved course is begun prior to your last day of employment but completed AFTER that date, you will be reimbursed 100% for the course regardless of the final grade. If you received an advance, we will reimburse that portion of the advance that you have repaid through payroll deduction. (You will then be effectively 100% reimbursed for the course.) You will need to show proof of enrollment and payment for the course in order to receive the tuition reimbursement. However, in this case, proof of the final grade need not be submitted.

                  If a course is completed BEFORE your last day of employment, you will be reimbursed for all or part of the tuition depending on the final grade.

                  To receive reimbursement for a course completed BEFORE your last day of employment, you must submit an Application for Tuition Reimbursement (Hum. Res. 256), receipts for tuition, and a grade report.

                  If you cancel your enrollment in a course as a result of being separated, any money not refunded by the educational institution will be reimbursed by the Company.

         P.       MATCHING GIFTS

                  Under the Company's Matching Gifts program, the Company will only match contributions made prior to your last day of employment. Under the current program, however, retirees continue to be eligible to have their gifts matched by the Company.

         Q.       VACATION/FLOATING HOLIDAYS/PERSONAL DAY

                  As indicated above, any unused vacation time, floating holidays, and personal days as of your last day of employment will be paid, subject to applicable withholdings and taxes.

                  Employees electing retirement will also be eligible for the Retiree Vacation Allowance.

         R.       UNEMPLOYMENT INSURANCE

                  You may be eligible for Unemployment Benefits. It is important to contact the appropriate State Unemployment Office to apply for benefits.

III.     MISCELLANEOUS

         A.       CONDITION TO REHIRE

                  If after your last day of termination and after receipt of severance pay you accept a job within the Company, on the first day back to work, you must pay the Company for any outstanding severance. For example, an employee who worked
                  10 years for the Company separates and receives 20 weeks' severance pay, but 3 weeks after receipt of the payment another job is accepted within the Company. On the employee's first day of rehire, he or she owes the Company 17 weeks' severance. Also upon rehire, you must either pay back payment for vacation days, floating holidays, and/or personal days and be credited with the days, or choose to keep the payment and lose the credit for vacation, floating holidays, and personal days for that period of time.

         B.       BRIDGING OF SERVICE

                  With the exception of the Pension, Capital Accumulation, and Stock Option Plans, service will be bridged only if you are rehired within 60 days of separation. In that case, the original date of hire will be used for all Benefit Plans and the time away from the office will be counted as a LEAVE OF ABSENCE.

                  If you are not rehired within the 60 day period, an adjusted hire date is established.

                  Consistent with the Retirement Pension Plan and Capital Accumulation Plans, if you have a break in service before you become vested and are later re-employed, your prior service may be reinstated. Whether or not your service will be reinstated will depend on the length of your break in service and the number of years of prior service. If you are later re-employed, please contact the Human Resources Service Center
                  (HRSC) at 1-800-695-HRHR for more information on the service crediting rules.

                  Unvested stock options will be canceled following a break in service longer than 60 days.

         C.       EMPLOYEE REFERRAL PLAN

                  You are only eligible to receive an employee referral award as long as you and the referred employee are still on payroll. Therefore, once an employee separates, even if the referral was made prior to separation, he or she will not be eligible for the award.

         D.       INDEBTEDNESS TO COMPANY

                  If you owe any monies to the Company (loans, travel advances, etc.) you must make arrangements to settle this debt. You also must make arrangements to return your USF&G identification card and all other company property (such as keys, credit cards, equipment, and files) before your last day of employment.

         E.       ADDRESS CHANGE

                  The Company may need to contact you or forward mail after your last day of employment, and retains current addresses for employees who are vested in the Pension Plan. Notice of any change of address should be addressed to USF&G Corporation, Human Resources Benefits, Founders Building, 6225 Centennial Way, Baltimore, Maryland 21209.

                            CONTINUATION OF BENEFITS
                                  ELECTION FORM

If you have elected to continue the Benefit Plans you are currently participating in after your termination with the Company, please mark the "yes" column. USF&G will automatically deduct the total premium amount listed below from your lump sum severance check on a POST-TAX basis.

If you were participating in both the Medical and Dental plans at the time of your termination, please note that you must continue both your Medical and Dental benefits for the 60 day continuation. You cannot choose one without the other.

Yes, I plan to extend my (our) benefits for 60 days and agree to have the total premium listed below deducted from my lump sum severance check:

         Medical Plan:  $323.78
         Dental Plan:   $48.62       TOTAL PREMIUM:  $372.40   |_|

If you do NOT intend to continue your Benefit Plans , please mark the space below. PLEASE NOTE THAT BY MARKING THE SPACE BELOW YOU ARE WAIVING THE 60 DAY EXTENSION OF COVERAGE AT THE CURRENT ACTIVE EMPLOYEE RATE, BUT YOU ARE NOT WAIVING YOUR RIGHT TO ELECT COBRA CONTINUATION COVERAGE. YOU ARE STILL ELIGIBLE FOR COBRA BENEFITS AND WILL RECEIVE A COBRA NOTIFICATION AND ELECTION FORM UNDER SEPARATE COVER.

         No, I do not plan to extend my benefits for 60 days   |_|

Once received at USF&G this election is irrevocable. If you have any questions, please contact Desmond Cliett at (410) 578-2309.


NAME:    GARY C. DUNTON

SOCIAL SECURITY NO.:    ________________

DATE:    OCTOBER 14, 1997